ADMINISTRATIVE SERVICES AGREEMENT

The Northwestern Mutual Life Insurance Company (the “Insurer”) and John Hancock Variable Trust Advisers LLC (“JHVTA” or the “Adviser”) (collectively, the “Parties”), mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”), effective the 1st of May, 2025.

WHEREAS, JHVTA serves as the investment adviser to the John Hancock Variable Insurance Trust and such other registered investment companies that may in the future appoint JHVTA as investment adviser (“JHVIT”); and

WHEREAS, the Insurer issues variable annuity and/or variable life insurance contracts (collectively, the “Contracts”) on an individual and group basis; and

WHEREAS, the Insurer has entered into a participation agreement with the JHVIT (the “Participation Agreement”) pursuant to which JHVIT has agreed to make shares of its portfolios listed in Schedule B hereto (“Portfolios”) available for purchase by one or more of the Insurer’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, JHVIT and its Portfolios derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of the Insurer each as a single shareholder of record of Portfolio shares, rather than having numerous individual shareholders of such shares; and

WHEREAS, the Insurer performs the administrative services listed on Schedule A hereto in connection with the Contracts issued by the Insurer which provide for investments in selected Portfolios of JHVIT; and

WHEREAS, the Insurer has no contractual or other legal obligations to perform such administrative services themselves at its own expense for any of the Portfolios; and

WHEREAS, the Insurer desires to be compensated for providing such administrative services; and

WHEREAS, the Adviser desires that the Portfolios continue to benefit from the administrative services performed by Insurer; and

WHEREAS, the Adviser desires to retain the administrative services of the Insurer and to compensate it for providing such administrative services.

NOW, THEREFORE, the Parties agree as follows:

Section 1. Administrative Services; Payments Therefor

(a) JHVTA shall pay Insurer a fee as compensation for services performed or provided pursuant to this Agreement for the JHVIT, including the costs related to the office space, supplies and equipment used by personnel in providing or performing such services.

(b) The Insurer shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, JHVTA agrees to pay to the Insurer a fee as described in Schedule C hereto.

Section 2. Nature of Payments

The Parties to this Agreement recognize and agree that Adviser’s payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Insurer represents and warrants that the fees to be paid by the Adviser for services to be rendered by Insurer pursuant to the terms of this Agreement are to compensate the Insurer for providing administrative services to the Portfolios, and are not designed to reimburse or compensate Insurer for providing administrative services with respect to the Contracts or any Separate Account.

Section 3. Termination

Any Party may terminate this Agreement, without penalty, on 60 days written notice to the other Parties. This Agreement shall terminate automatically upon:

(a)	the redemption of all shares of the Portfolios held in the Separate Accounts,

(b)	Termination of the Participation Agreement,

(c)	As to a Portfolio, upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and the Adviser, or

(d)	Upon the assignment of the Participation Agreement by either the Company or the Adviser.

Unless so terminated, this Agreement shall continue in effect for so long as the Adviser or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for JHVIT or a Portfolio, and for so long as the Insurer provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

Section 4. Amendment

This Agreement may be amended upon mutual agreement of the Parties in writing.

Section 5. Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their respective transferees, successors, and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors, and permitted assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations, or liabilities of either Party hereto shall be assigned without the written consent of the other Party.

(c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Portfolios, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as JHVIT and its Portfolios.

(d) Compliance with Law. In the performance of such services as described herein, the Insurer shall comply with applicable laws, rules and regulations.

(e) Currency. Payment for services performed by Insurer under this Agreement may be made in the lawful currency of the United States.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(g) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to the conflict of law principles thereof.

(h) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(i) Performance Standards. Insurer agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices and procedures established by Insurer for its own business. Insurer shall perform services according to servicing standards as may be mutually agreed upon by the Parties. Insurer shall comply with all applicable laws, regulations, rules and orders in connection with providing the services hereunder. Insurer agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

(j) Capacity of Personnel and Status of Facilities. Whenever Insurer utilizes its personnel or contracts with others to perform services for the Adviser pursuant to this Agreement, such personnel or contract workers shall at all times remain employees or contract workers of Insurer, subject solely to its direction and control. The Adviser shall have no liability to such employees or contract workers for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of Insurer used in performing services for or subject to use by Adviser shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(k) Maintenance of Books. The Insurer and the Adviser each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Adviser may reasonably request for purposes of its internal bookkeeping and accounting operations. Insurer shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Adviser and persons authorized by them or any governmental agency having jurisdiction over the Adviser during all reasonable business hours. As part of its disaster recovery program, Insurer agrees to maintain back-up records, which will be available to the Adviser in the event of a disaster. All costs for the business continuity and disaster recovery program, including the use of an alternative site, if needed, in the event of a disaster, will be borne by the Insurer.

(l) Ownership and Custody of Records. All records, books, and files established and maintained by Insurer by reason of its performance of services under this Agreement shall be maintained in accordance with applicable law and regulation. Such records should be available, during normal business hours, for inspection by the Adviser, anyone authorized by the Adviser, and any governmental agency that has regulatory authority over the Adviser’s business activities. Copies of such records, books and files shall be delivered to the Adviser on demand.

(m) Audit. The Adviser and persons authorized by the Adviser or any governmental agency having jurisdiction over the Adviser shall have the right, at the Adviser’s expense, to conduct an audit of the relevant books, records and accounts of Insurer upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Insurer shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

(n) Entire Agreement. This Agreement constitutes the entire agreement between the Parties for the services described herein; and no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

(o) Notices. Any notice to be given under this Agreement shall be in writing and shall be delivered, or sent by facsimile or other telecommunications facility to the address set forth below. Any such notice shall be effective when received. Any party may change its address for notice by giving notice in accordance with this Section. The present addresses are as follows:

(i)	the Insurer at:

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Kenyon Klaisner

(ii)	the Adviser at:

John Hancock Variable Trust Advisers LLC

200 Berkeley Street

Boston, Massachusetts 02116

Attention: Corporate Secretary

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC

By:	/s/ Jay Aronowitz

Name:	Jay Aronowitz

Title:	Chief Investment Officer

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Rosanne Kropp

Name:	Rosanne Kropp

Title:	Vice President

SCHEDULE A

ADMINISTRATIVE SERVICES RELATING TO THE PORTFOLIOS

Insurer shall provide certain administrative services respecting the operations of JHVIT, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by the Parties, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

I. SERVICES RELATING TO VARIABLE ANNUITY AND VARIABLE LIFE SEPARATE ACCOUNTS

A.	Records of Portfolio Share Transactions; Miscellaneous Records

1.  Insurer shall maintain master accounts with JHVIT, on behalf of each Portfolio, which accounts shall bear the name of Insurer as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

2.  Insurer shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed, or exchanged by Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist JHVTA and JHVIT in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share. Insurer shall promptly provide JHVTA and JHVIT a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. Insurer shall provide such other assistance to JHVTA and JHVIT as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of JHVIT.

3.  In addition to the foregoing records, and without limitation, Insurer shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.	Order Placement and Payment

1.  Insurer shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares.

2.  Insurer shall determine the net amount to be transmitted to JHVIT as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. Insurer shall transmit net purchase payments to JHVIT’s custodian.

SCHEDULE A - continued

C.	Accounting Services

Insurer shall perform miscellaneous accounting services as may be reasonably requested from time to time by JHVTA, which services shall relate to the business contemplated by the Participation Agreement between Insurer and JHVIT, as amended from time to time. Such services shall include, periodic reconciliation and balancing of Insurer’s books and records with those of JHVIT with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with JHVIT, dividend and distribution payments by JHVIT, and such other accounting matters that may arise from time to time in connection with the operations of JHVIT as related to the business contemplated by the Participation Agreement.

D.	Reports

Insurer acknowledges that JHVTA may, from time to time, be called upon by JHVIT’s Board of Trustees (“Board”), to provide various types of information pertaining to the operations of JHVIT and related matters, and that JHVTA also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, Insurer shall provide JHVTA with such assistance as JHVTA may reasonably request so that JHVTA can report such information to JHVIT’s Board in a timely manner. Insurer acknowledges that such information and assistance shall be in addition to the information and assistance required of Insurer pursuant to JHVIT’s mixed and shared funding SEC exemptive order.

In addition, Insurer shall provide JHVTA with such assistance as JHVTA may reasonably request with respect to the preparation and submission of reports and other documents pertaining to JHVIT to appropriate regulatory bodies and third party reporting services.

E.	Account Statements and Internet Access to Account Information

1.  Insurer shall prepare and deliver periodic account statements to Contract owners showing for each Contract the total number of units of the separate account division represented by Portfolio shares held as of the statement closing date, purchase and redemption of Portfolio shares during the statement period.

2.  Insurer shall in accordance with applicable law send Contract owners confirmations related to the processing of purchases and redemption of units of the separate account division represented Portfolio shares.

3.  Insurer shall establish Internet access for Contract owners to view account balances and perform certain limited transactions, as determined by the Insurer, in respect of units of the separate account division represented by Portfolio shares.

SCHEDULE A - continued

F.	JHVIT-Related Contract Owner and Miscellaneous Services

Insurer shall provide such other services with respect to Contract owners as JHVTA may reasonably request from time to time that are not otherwise covered by any other agreement, including, assistance with soliciting voting instructions from Contract owners and tabulating the same. In addition, Insurer shall perform such other administrative services to JHVIT as mutually agreed between Insurer and JHVTA from time to time.

SCHEDULE B

List of Portfolios

Fund	Share Class
Disciplined Value International Trust	Series NAV
Strategic Income Opportunities Trust	Series NAV
Real Estate Securities Trust	Series NAV

SCHEDULE C

Payment by JHVTA to the Insurer

JHVTA agrees to pay to the Insurer a fee equal to a percentage of the average daily net assets of the Portfolio attributable to the Contracts issued by the Insurer at the annual rate set forth below.

Disciplined Value International Trust Series NAV	[ ]%
Strategic Income Opportunities Trust Series NAV	[ ]%
Real Estate Securities Trust Series NAV	[ ]%

The Adviser shall calculate the fee payable to the Insurer pursuant to this Schedule C at the end of each calendar quarter and will make such payment to Insurer within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.